Exhibit 99.1

AMERICAN OUTDOOR BRANDS CORPORATION

AMERICAN OUTDOOR BRANDS CORPORATION

FEBRUARY 8, 2019

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements based on management’s current expectations relating to our operations and business prospects. Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “goal,” “target,” “likely,” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. Such forward-looking statements are qualified by important risks, uncertainties, and factors that could cause results to differ materially from those reflected by such forward-looking statements. Such factors include, but are not limited to, economic, social, political, legislative, and regulatory factors; the potential for increased regulation of firearms and firearm-related products; actions of social activists that could have an adverse effect on our business; the impact of lawsuits; the demand for our products; the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; our competitive environment; the supply, availability and costs of raw materials and components; speculation surrounding fears of terrorism and crime; our anticipated growth and growth opportunities; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; our penetration rates in new and existing markets; our strategies; our ability to maintain and enhance brand recognition and reputation; risks associated with the establishment of our new logistics facility; our ability to introduce new products; the success of new products; our ability to expand our markets; our ability to grow our Outdoor Producrts & Accessories Segment; our ability to integrate acquired businesses in a successful manner; the general growth of our outdoor products and accessories business; the potential for cancellation of orders from our backlog; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2018.

ABOUT AOBC

Headquartered in Springfield, MA, American Outdoor Brands Corporation, or AOBC or the Company, (NASDAQ Global Select: AOBC) is a leading provider of shooting, hunting, and outdoor accessories, including reloading, gunsmithing, and gun cleaning supplies, tree saws, vault accessories, knives, laser sighting systems, tactical lighting products, and survival and camping equipment. AOBC also provides forging, machining, and precision plastic injection molding services. The Company reports two segments: Outdoor Products & Accessories and Firearms. AOBC sells its products under many leading brands. AOBC’s Smith & Wesson brand is an iconic firearms brand that has been in existence since 1852.

AOBC has manufacturing facilities in Massachusetts, Maine, Connecticut, and Oregon and a logistics and customer services facility in Missouri. The Company employs approximately 2,000 employees. The Company’s vision is to become the leading provider of quality products for the shooting, hunting, and rugged outdoor enthusiast. AOBC’s strategy for growth is as follows:

•	Remain focused on organic growth

•	Simplify its go-to-market process

•	Create a leverageable infrastructure

•	Pursue complimentary acquisitions

•	Fine tune its capital structure

In pursuing this growth strategy, AOBC is committed to operating in a manner that allows it to:

•	Instill entrepreneurial leadership

•	Develop innovative products

•	Take market share profitably

•	Streamline business operations

•	Expand organically and inorganically

•	Delight the customer and consumer

ABOUT THIS REPORT

This Shareholder Requested Report on Product Safety Measures and Monitoring of Industry Trends, or Report, has been prepared pursuant to a shareholder resolution, or Resolution, submitted by the Sisters of the Holy Names of Jesus and Mary, U.S.-Ontario, or Proponent. Although opposed by AOBC, the Resolution was approved by a majority of the shareholders that voted, although this represented only 28% of the outstanding shares at the Company’s September 25, 2018 annual meeting.* The Resolution, as submitted, reads as follows:

RESOLVED: Shareholders request the Board of Directors issue a report by February 8, 2019, at reasonable expense and excluding proprietary information, on the Company’s activities related to gun safety measures and mitigation of harm associated with gun products, including the following:

•	Evidence of monitoring of violent events associated with products produced by the Company.

•	Efforts underway to research and produce safer guns and gun products.

•	Assessment of the corporate reputational and financial risks related to gun violence in the U.S.

Because a substantial component of this Report is an assessment of risk, the Company wishes to make clear at the outset that any investment in the firearms industry carries with it the ultimate risk that opponents of the right of private citizens to own firearms may succeed in imposing restrictions or an outright ban on private gun ownership. In fact, the Resolution was the result of groups committed to increased gun control, admittedly pursuing their objectives through shareholder activism.

While AOBC fully expects these groups to continue to propose resolutions designed to achieve their political objectives, the Company prepared this Report, in good faith, for those shareholders that genuinely are interested in having a legitimate discussion about risk and disclosure. That said, in order to address activists, such as Proponent, who use their right to advocate to advance their political views in a way that the Company believes harms shareholder value, AOBC has adopted its “Principles for Responsible Engagement.” These Principles ask those that wish to engage with the Company to be transparent regarding whether they accept the Constitutional rights that underpin the Company’s firearms business. They are discussed in more detail in Section I and can be found in Appendix A to this Report.

*

There were 54,384,399 shares outstanding and entitled to vote at the annual meeting as of the record date. The Resolution was approved by shareholders holding 15,202,446 shares. Votes against the Resolution, abstentions, and broker non-votes were 13,942,478, 1,377,469, and 17,326,127, respectively.

I THE FOUNDATION FOR ENGAGEMENT ON POLITICIZED ISSUES

Private ownership of firearms is a highly politicized and contentious issue. In such an environment, malleable terms such as “reasonable” can have different meanings to different people. On the extreme end of the opposition, such terms are used to obscure true agendas. Specific terms sometimes are used to craft a narrative in support of those agendas. For example, phrases such as “gun violence” are used to create a perception that the presence of a gun, in itself, somehow creates the conditions for violence.

Corporate and securities laws also are increasingly used by special interest groups to advance their political agenda under the guise of advancing corporate governance and addressing corporate “reputational risk.” When these special interest groups publicly promote views and agendas that unquestionably will damage shareholder value, those views and agendas must be made known to all shareholders so that the requests of these special interest groups may be considered in proper context. The absence of transparency in Proponent’s request for this Report requires AOBC to provide this contextual information to shareholders. The most significant information omitted by Proponent may be that Proponent has signed onto the “Investor Statement on Gun Violence,” promulgated by the Interfaith Center for Corporate Responsibility, or ICCR, which advocates strict gun control and bans on the private ownership of firearms.1 Proponent is within its right to hold and present its views as benefiting all shareholders. What it should not have done is presented these views without being transparent about its affiliations and commitments that would negatively impact AOBC’s firearms business-something many shareholders would have found helpful in evaluating the Resolution and in assessing the potential harm to shareholder value, before voting for the Resolution. In order to protect the Company and its shareholders, and to put this Report in context, the Company has provided information on Proponent’s affiliations and commitments, in Appendix B of this Report.

It also is important to be clear about how AOBC’s views what ultimately are nothing more than opinions of Proponent regarding how firearms manufacturers should accommodate those opposed to the current state of private ownership of firearms in the United States. The Company’s reputation as a strong defender of the Second Amendment is not worth risking for a vague goal of improving the Company’s reputation among non-customers or special interest groups with an anti-Second Amendment agenda. AOBC’s customer base of knowledgeable, law abiding firearms purchasers does not blame Smith & Wesson, or any other firearms brand, for the malfeasance of criminals or the actions of the mentally or emotionally impaired. In fact, they are more inclined to support greater access to firearms by private citizens to help prevent and protect themselves from these tragedies.

Moreover, AOBC disagrees that it must adopt elements of a gun control agenda, or otherwise appease factions that are fundamentally opposed to private gun ownership, in order to prove that the Company understands and is taking appropriate steps to mitigate the risks that accompany manufacturing firearms in the United States. In this context, reputation risk management is not an endeavor meaningfully associated with winning the support of one’s detractors. Therefore, in order to help AOBC and its shareholders separate good faith engagement from attempts to undermine Second Amendment rights, AOBC will ask those who wish to engage the Company to openly accept the fundamental principles on which the Company’s firearms business has been built and maintained.

Toward that end, AOBC today presents its “Principles for Responsible Engagement,” which reflect the bedrock principles embodied for 232 years in the U.S. Constitution. The purpose of these Principles is (i) to make clear that AOBC will defend Second Amendment rights, protect shareholder value, and work to enhance its reputation with the customers it serves, and (ii) to establish a foundation that must be accepted to ensure that those who say they want to have a discussion about ways to reduce the criminal or intentional misuse of firearms are engaging in good faith. These Principles can be found in Appendix A to this Report.

Hard-learned lessons leave no question that AOBC’s real reputational risk lies with its customers and other defenders of the Second Amendment. Maintaining its reputation among that audience is essential to protecting the investment interests of the Company’s shareholders and its position in key markets. Even the perception among AOBC’s customers that AOBC is undermining their Second Amendment rights could cause immediate and possibly irreparable damage. Nineteen years ago, such measures almost destroyed the Company. A more detailed discussion on reputational and financial risks can be found in Section VI.

II AOBC’S GOOD FAITH EFFORTS IN PREPARING THIS REPORT

In issuing this Report, AOBC is cognizant of its fiduciary duties to all of its shareholders, including those who represented 72% of the Company’s stock and who did not vote in favor of the Resolution. Part of that duty is ensuring that issues are clearly defined and ambiguities in language are clarified.

In preparing this Report, AOBC was challenged by the need to give meaning to the many undefined or ambiguous terms in the Resolution and supporting documentation. Rather than speculate as to meaning, AOBC wrote to Proponent seeking the needed clarity. For example, AOBC asked whether gun safety measures, as used in the Resolution, included things other than product features

(for example, training and education), and whether such measures required the cessation of production or sale of certain products. AOBC asked whether the Resolution called for AOBC to report only on Smith & Wesson products, or on gun products generally. AOBC also asked for clarification on possibly the most critical issue raised by Proponent—the liability Proponent believes AOBC should assume for the criminal or other misuse of its products. This correspondence is discussed in more detail in Appendix B.

Ultimately, Proponent’s responses were not particularly helpful, and AOBC has therefore used its reasonable judgment to interpret meaning and resolve ambiguity as best it could.

III SUMMARY OF PROPOSED ACTIONS

The following is a summary of actions described in this Report that AOBC has taken, and will take, with respect to the issues raised in the Resolution.

A.

AOBC engaged an independent media monitoring firm for the purpose of addressing the Resolution’s request that AOBC track violent events at which Smith & Wesson firearms were present. AOBC worked with the media firm to determine if monitoring could assist the Company in assessing and mitigating risk. While the media firm concluded that data integrity and reporting issues make it unlikely that this brand specific information sought by Proponent could form the basis for any useful analysis in terms of risk assessment and mitigation, AOBC will continue with certain monitoring for at least one year to further test these initial results. See Section IV of this Report.

B.

AOBC will continue to implement its diversification strategy, as more fully discussed in AOBC’s Annual Report on Form 10-K for the year ended April 30, 2018, by growing the Outdoor Products & Accessories Segment, which in just four years went from 0% to 26% of total revenues, and which has the added benefit of diluting the risks which results from concentration in a specific market or industry segment. See Section VI of this Report.

C.

AOBC will continue to support and contribute to proven firearm safety initiatives and to educate policy makers and firearm purchasers on such initiatives. These initiatives include, among others, firearm safety education programs, including those sponsored by the National Shooting Sports Foundation, suicide prevention programs, and stricter enforcement of current laws. See Section V of this Report.

D.

Although AOBC in its business judgment does not believe that current authorized user or ”smart gun” technology is reliable or has any significant consumer demand, AOBC will continue to regularly assess the market for authorized user, or “smart gun” technology, and understand who is at the forefront of developing it. Such continual assessment will allow the Company to maintain the ability to move quickly to access that technology if, in management’s reasonable judgment, such technology ever becomes reliable and there is sufficient customer demand to afford a reasonable return on the projected cost of development. See Section V of this Report.

E.

AOBC will continue to monitor, assess, and publicly disclose in its relevant SEC filings, the reputational and financial risks associated with being a manufacturer of firearms, as well as the reputational and financial risks of taking actions that firearms consumers would view as anti-gun in nature. See Section VI of this Report.

IV EVIDENCE OF MONITORING OF VIOLENT EVENTS ASSOCIATED WITH PRODUCTS PRODUCED BY THE COMPANY

A. OBVIOUS LIMITATIONS INHERENT IN MONITORING

The Resolution requires that AOBC report on any monitoring conducted by the Company with respect to violent events associated with products produced by the Company on the basis that such monitoring is essential to corporate governance. AOBC understands the theory behind this request to be that the harm resulting largely from criminal and intentional firearm misuse is sufficiently “brand focused” as to create reputational and financial risks for the Company.

The first challenge is to identify what, if any, useful and actionable information can be produced through monitoring of the type contemplated by the Resolution. The data itself will have little use if it provides no additional information to AOBC, other than that one of its products was present at the scene of a crime, or otherwise misused. The second challenge is to ensure the validity and integrity of the data. In the digital age, monitoring can generate an overwhelming amount of overbroad information, but developing useful or relevant information is a different matter entirely. The data validity and integrity issues are a significant factor in determining reasonable cost. The key question is whether the cost of the exercise provides an opportunity for either assessing and mitigating risk, or increasing shareholder value.

B. DEFINING THE PARAMETERS OF A MONITORING PROGRAM

Despite these challenges and in an effort to show a good faith attempt to comply with the Resolution, AOBC is conducting monitoring on a test basis. AOBC engaged a leading independent media monitoring firm to develop and implement a monitoring program that includes both a retrospective and prospective component. In doing so, AOBC focused on three issues presented by Proponent: (1) tracking the use of Smith & Wesson firearms in crimes; (2) understanding how the Company’s firearm products are used; and (3) assessing reputational risk for the Company.

To ensure that monitoring serves shareholders’ interests, which are the basis for the Resolution, AOBC sought to define the purposes for which monitoring might be used to not only enhance shareholder value, but also to reduce hostility to firearms and increase responsible firearm ownership. AOBC believes that monitoring could be useful to achieve these ends under the following conditions:

•

The data gathered can be used to identify when violence involving Smith & Wesson products is materially different from general firearm violence, indicating either that (a) Smith & Wesson firearms are either especially easy or especially hard for criminals to procure or (b) something about Smith & Wesson products makes them more likely or less likely to be used in criminal activity.

•	Monitoring may identify a difference between how retailers sell Smith & Wesson firearms compared with those of the Company’s competitors.

•

Monitoring around high-profile criminal incidents involving firearms would need to be sufficiently precise, so that it measures not merely general attitudes or media portrayals, but also consumer-level insights reflecting Smith & Wesson’s reputation among its core constituents.

•

Any monitoring includes developing a record of defensive use of Smith & Wesson products and, further, enables AOBC to identify where defensive uses are being erroneously recorded as incidents of violence involving firearms.

•	Monitoring would identify loss of support for Smith & Wesson among its core constituencies, specifically firearm owners and other Second Amendment advocates.

C. AOBC WILL CONTINUE TO CONDUCT MONITORING FOR AT LEAST ONE YEAR AS A TEST PROGRAM.

AOBC’s initial monitoring consisted of a 12-month retrospective study to determine whether monitoring could address the concerns raised by the Resolution. Specifically, the monitoring sought to determine the volume and nature of media mentions for Smith & Wesson firearms related to criminal acts. The monitoring exercise also tracked general AOBC or Smith &Wesson brand mentions, along with unbranded conversations involving firearms and criminal acts or acts of violence. The media monitoring firm carried out this additional tracking in order to obtain insights into the role of Smith & Wesson brands within the larger conversation around firearms and crime or violence, and to offer insights into the role of crime or violence media mentions within the larger conversation around the Smith & Wesson brands.

To perform this exercise, the media monitoring firm developed a digital search protocol to pull publicly available online, social, and traditional media (broadcast and print) mentions containing: (1) a variety of crime or violence keywords and general firearms keywords and (2) AOBC or Smith & Wesson brand keywords. Finally, a manual process was employed to further sort, classify, and analyze the information.

The 12-month retrospective monitoring demonstrated that the conversation around firearm-related violence in the United States is largely an unbranded conversation, with Smith & Wesson brands accounting for less than 1% of all monitored media mentions related to firearms and crime. This low share of visibility within the larger conversation around violent crime was relatively consistent across all major media types—online, social, and traditional media, suggesting that media coverage of crimes committed with firearms is focused more on the public policy issue of private ownership of firearms than on the coincidence that a specific brand of firearm was present at a crime scene.

The 12-month retrospective monitoring also demonstrated that violent criminal activity made up a small share of the overall conversation around Smith & Wesson. Less than 10% of all collected Smith & Wesson media mentions included a reference to criminal activity. The notable exception to this low-level association occurred within traditional media (print and broadcast) news reports, where approximately one-quarter of Smith & Wesson’s mentions was related to violent criminal activity.

This higher level of brand association with violent crime in traditional media had more to do with the media’s focus on violent crime than any brand issue. In other words, the traditional media gives expanded attention to a very small subset of select events making it more likely that a brand will be mentioned in this context. Overall, however, Smith & Wesson’s visibility within violent crime reporting remained small. In a print media sample of reports focused on violent crime, less than 0.2% of mentions referenced Smith & Wesson. The monthly visibility for Smith & Wesson peaked in March 2018 (as a result of coverage of the Parkland shooting event) at less than 0.3%. The potential negative impact of these mentions on reputation is further blunted by the fact that this association for the brand with criminal violence was most pronounced in smaller-visibility local media outlets, and was driven primarily by crime reports containing only brief references to the brand and no editorial commentary on the role of Smith & Wesson products.

While there was no available data allowing for Smith & Wesson’s association with violent crime to be compared with competitor brands, Smith & Wesson’s presence in news media reports related to the general firearm conversation also was relatively low. In a print media sample of reports focused on firearms, Smith & Wesson appeared in just 1.5% of mentions overall, with volume and share again peaking in March 2018 at less than 2.5%. In short, the association between brand identification and reputation risk appears to be relatively weak.

Media monitoring can provide some insights into changes in brand reputation and public opinion but doing so can be challenging with such a politically charged issue as violence involving a firearm or firearm regulation, as activist voices play such a prominent role in the overall conversation. For example, Smith & Wesson’s weekly visibility within traditional media doubled as a result of coverage of protests held at the AOBC headquarters in August 2018. Similarly, the most active Twitter channels mentioning Smith & Wesson’s use in crimes were dedicated almost entirely to highlighting this topic. This strategy by activists to create media coverage for Smith & Wesson is especially problematic given that activists themselves are creating the very brand reputation threat which the Proponent argues that AOBC must mitigate.

While the specific correlation of criminal events to brand name is not possible through this exercise, media monitoring can offer insights regarding more general reputational risk for Smith &

Wesson that may be derived from the brand’s role in these media conversations. However, it should also be noted that media monitoring will be unable to completely address the Resolution’s requirement of monitoring violent events associated with Smith & Wesson products. This failure is due to the fact that media monitoring is specifically concerned with offering quantifiable insights into the volume and nature of media conversations around violent events but cannot offer accurate data on the volume or nature of actual real-world events. This outcome is due to several factors as discussed more fully below.

Gathering complete event data is impractical and produces diminishing returns at increasing cost. Unless a firearm-related incident is reported or recorded, it cannot be catalogued and evaluated. No question exists that not all firearm-related incidents are reported, meaning that actual use statistics are not available. Second, a single high-profile incident may generate thousands of mentions, and it may not always be possible to assign all media mentions to this single real-world event. Third, because brand data often is not reported, such information must be mined from many sources, including social media, and as such it is not possible to verify the integrity of the data.

While monitoring events may produce information regarding absolute numbers of brands used, it does not provide relevant information needed to put that data in its proper context. For example, the more of any brand that exists in the market, the greater the likelihood that the brand will be found at a crime scene. In this regard, Smith & Wesson is a company with a 167-year history and one would reasonably expect its products to predominate in many markets. It is estimated that there are approximately 300 million firearms in the United States. In 2018, approximately 43% of households in the United States had at least one firearm.2 According to data from the Federal Bureau of Alcohol, Tobacco, Firearms and Explosives, or ATF, from 1998 through 2017, Smith & Wesson alone manufactured and sold approximately 15 million firearms in the United States. The sheer number of firearms make any attempt to measure the brand’s use in criminal acts and infer a reputational impact an expensive exercise that offers little or no benefit over the media monitoring that will be conducted.

The lack of efficacy of monitoring is something Glass Lewis, a leading proxy advisory service provider, identified in its report on the Resolution.3

Our more significant concern is with the provision asking the Company to report on “evidence of monitoring violent events associated with products produced by the company.” Given the number of weapons sold by the Company and the prevalence of gun violence in the United States…, it is unreasonable to assume that the Company can monitor this issue with any level of accuracy.

AOBC’s initial monitoring exercise has now validated these concerns.

Nonetheless, as previously stated, AOBC is committed to continuing this exercise for at least one more year to test these preliminary conclusions.

V EFFORTS UNDERWAY TO RESEARCH AND PRODUCE SAFER FIREARMS AND FIREARM PRODUCTS

A. BACKGROUND AND EXPLANATORY NOTES

The Resolution also calls for AOBC to discuss its current efforts to research and produce safer firearms and firearm products. As discussed more fully below, AOBC has for years committed substantial resources to developing effective firearm safety measures. AOBC believes that continued emphasis on these practical and proven safe firearm efforts are more likely to achieve a reduction in the criminal and accidental misuse of firearms than a premature reliance on flawed technology, such as “smart guns.”

In developing and discussing product safety measures, it is important to understand that firearms serve different purposes and needs, making a “one size fits all” solution impractical. AOBC offers its products to multiple segments of the lawful firearm-consuming population. These market categories include military, law enforcement, hunters, recreational shooters, collectors, and the personal protection market. Each market segment requires a tailored approach to safety. As purpose-built tools, certain firearms will include manual safeties, while others will include more passive safety features. Some products include both active and passive safeties. As explained more fully below, what does not work is a “technological solution” that undermines the functional purpose of a firearm.

Properly addressing firearm safety measures also requires a real understanding of the products. It does little to advance safety to address issues that have little basis in reality. The focus of opponents of private firearms ownership on what have been mislabeled as “assault rifles” may be the best example of this problem. What anti-gun groups or the media have described as an “assault weapon” is nothing more than one of many different styles of semi-automatic rifle. The confusion runs so deep that many believe incorrectly that the “AR” in AR-15 stands for assault rifle, when it in fact stands for Armalite Rifle, named after the company that originally developed the model. The reality is that none of these firearms is capable of fully automatic fire, as a true military rifle would be. These rifles are called “assault rifles” because of the way they look, not because of the way they function. Moreover, in a report commissioned by Congress, the report concluded that so-called “assault weapons” are “rarely used in gun crimes.”4 These facts make it obvious to a reasonable observer that a focus on so-called “assault rifles” simply has nothing to do with the stated safety objectives of those who would restrict the sale of this style of rifle.

Beyond AOBC’s existing safety measures and quality control standards discussed below, there are also external safety standards with which AOBC complies. AOBC designs its firearms to comply with the American National Standards Institute (ANSI) Voluntary Industry Performance Standards Criteria for Evaluation of New Firearms Designs (Firearms Performance Standards). This ANSI standard was developed by the Sporting Arms and Ammunition Manufacturers’ Institute. For those unfamiliar with ANSI, it is a non-profit organization that works to improve the competitiveness of U.S. products by establishing uniform standards, which, among other things, protect consumers.5

As the voice of the U.S. standards and conformity assessment system, the American National Standards Institute (ANSI) empowers its members and constituents to strengthen the U.S. marketplace position in the global economy while helping to assure the safety and health of consumers and the protection of the environment.

“In essence, ANSI standards quicken the market acceptance of products while making clear how to improve the safety of those products for the protection of consumers.”6

ANSI’s Firearms Performance Standards consist of various tests designed to demonstrate that a firearm can withstand abusive mishandling without discharging. The tests consist of (1) a drop test, in which the firearm is dropped from a specified height, (2) an exposed hammer test, where the firearm is dropped on an exposed hammer or striker (if the firearm is so equipped), (3) a jar-off test, which simulates a hard bumping of a firearm in the ready to fire position, and (4) a rotation test, in which a rifle or shot gun falls over from vertical position. A firearm passes these tests if it does not discharge when subjected to these abusive conditions. AOBC’s firearms are designed and manufactured to meet or exceed the Firearms Performance Standards.

B. PROVEN FIREARM SAFETY MEASURES

1. Existing Product Safety Features

Firearm safety is often misunderstood, whether due to deliberate misinformation or simply a lack of familiarity with the safe functioning and handling of firearms. Because of the demonstrated success of existing safety measures, any discussion on firearm safety must begin there. The key active and passive safety features that AOBC has developed or implemented in its firearm products are briefly summarized below. As previously noted, the inclusion of these safety systems in any given firearm is specific to its intended design, use, and market. These features may not be present in every firearm.

The Manual Safety. The manual safety is one of the most common safety mechanisms on firearms. Quite simply, when engaged (placed in the “safe” position) it prevents a pull of the trigger from firing the firearm. The most common manual safety is a block or latch that prevents the trigger or firing mechanism from moving. A properly functioning manual safety, when engaged, makes an accidental discharge of a firearm highly unlikely. A manual safety requires the user to consciously perform an action to activate or deactivate.

Grip Safety. The grip safety is a lever or other device located on the back of the handgun’s grip. The grip safety is “always on,” meaning that it is engaged to prohibit firing except when it is disengaged by the shooter by gripping the firearm naturally for the purpose of firing a round. At that point, the natural hand compression on the grip momentarily releases the safety, enabling the firearm to fire. The safety on the grip is deactivated only while the shooter maintains a hold on the grip and is reactivated immediately once the shooter releases the grip.

Firing Pin Block. A firing pin block is a mechanical block that obstructs the forward travel of the firing pin, preventing the accidental firing of a firearm. Firing pin blocks are linked to the trigger, so that pulling the trigger removes the block, permitting the firearm to fire. This is an example of a passive safety whereby the user cannot control the activation or deactivation of the safety feature.

Hammer Block. A hammer block is another mechanical device that prevents accidental firing of a firearm. A hammer block, which is similar to a firing pin block, is a latch, block, or other obstruction built into the action and typically positioned to prevent the hammer from contacting the cartridge primer or firing pin when at rest. Similar to the firing pin block, the obstruction to the hammer’s travel is removed when the hammer is in a firing position and you press the trigger. This allows the hammer to contact the primer or firing pin only when the trigger is pressed.

Trigger Safeties. The trigger safety is de-activated as a natural result of the shooter firing the firearm, but is engaged in most other circumstances. The trigger is composed of two interdependent parts, and the shooter moves both parts of the trigger to fire the firearm. The trigger safety is another example of a passive safety feature. The main function of a trigger safety is to prevent the firearm from discharging when dropped.

Magazine Disconnect. A magazine disconnect is an internal mechanism that engages a mechanical safety, such as a block or trigger disconnect, when the firearm’s magazine is removed. This is designed to prevent a firearm from firing when a magazine is removed, but a round has been left in the chamber.

Decocker. A decocker or manual decocking lever allows the hammer to be dropped while a live cartridge is in the chamber without risk of discharging it, usually by blocking the hammer or retracting or covering the firing pin.

Loaded Chamber Indicator. Loaded chamber indicators on semi-automatic pistols offer a visual (and sometimes tactile) warning to the shooter that there is a round in the chamber. It may be a small protrusion sometimes located just behind the ejection port on the slide of the handgun that pops up to indicate the presence of a round in the chamber or may also be a viewing port machined in the barrel and slide to offer the user a visual indication of the presence of a cartridge.

Out of Battery Disconnect. An out of battery disconnect prevents the firearm from firing unless the breech mechanism is fully closed (i.e., the slide and barrel are fully engaged to contain the pressure of the cartridge at the moment of firing). The out of battery disconnect prevents high-pressure gas release from an unsealed chamber, something which can cause catastrophic failure of the firearm and cause injury to the shooter.

Rebounding Hammer. A rebounding hammer is one in which the hammer returns to a safe position after firing. The hammer “rebounds” after firing so that it is not resting on the firing pin. In this way, a rebounding hammer prevents accidental firing that may occur if an object were to strike the hammer.

Safety Notch. A safety notch is a form of drop safety that is used on older model firearms. It is a relief cut made in the tumbler at the base of the hammer that allows the sear to catch and hold the hammer a short distance from the pin or cartridge primer in a “half-cocked” position.

The advanced designs and safety features present in AOBC’s firearms, as well as in AOBC’s high-quality, advanced manufacturing processes, have made the Company’s firearms reliable and safe for lawful purposes, and it is rare that a firearm does not perform as intended by the operator. Failures are rare and almost never fatal in a properly handled firearm using appropriate ammunition. In 2016, in the United States, there were 495 fatalities from accidental discharges of all firearms from all causes (including mishandling) compared with 40,327 fatalities from motor vehicle accidents, 34,673 fatalities from accidental falls, and 58,335 fatalities from accidental poisoning.7 In short, fatal accidents regrettably do happen, but what is notable is the infrequency of fatal firearm accidents.

2. Firearm Safety Education

Of course, product safety is not the only measure of safety. Another important aspect of firearm safety is proper use and storage by an owner or operator. Because of the great success in making firearm products safe and reliable for their intended use, AOBC and the firearms industry have focused on improving safety through awareness, user responsibility, and knowledge regarding safe use and storage. As with any product, knowledge of proper handling and storage techniques is critical to safety. This issue is not one that is unique to firearms, as the warning labels on many common household products can attest.

One advantage firearms may have over other inherently dangerous products is the fact that most users understand that firearms require careful handling. As a result, AOBC believes that most firearm owners tend to have greater awareness regarding safety issues and welcome additional educational efforts concerning firearm safety. In other words, lawful firearm owners largely tend to be responsible parties receptive to messages regarding firearm safety.

Smith & Wesson historically has focused on efforts to emphasize safe and responsible firearm ownership. As with many products, safety begins with understanding the product purchased. That means firearm safety starts with the owners’ manual, which focuses on far more than product use and specifications. Owners’

manuals contain extensive information on responsible firearm ownership, safe handling, and safe storage. Smith & Wesson places a sticker prominently on the packaging for each firearm it manufactures that refers owners to these provisions in the accompanying owner’s manual.

Smith & Wesson extends the focus on firearm safety at the Smith & Wesson website.8 There, under “Safety,” the website provides a host of information on product safety including operation, maintenance, transportation, and storage of firearms. The website also provides information on the Interstate Transportation of Firearms and Shooting Fundamentals. In addition, AOBC is a contributor to the NRA Guide to the Basics of Pistol Shooting, a nationally known firearms safety instruction manual.

Properly securing a firearm is one of the most effective ways to prevent accidental or unauthorized use. Cable and trigger locks are readily available, inexpensive, and easy to use. In fact, Smith & Wesson was among the first firearm companies to voluntarily provide a trigger lock or cable-style firearm safety lock in the box with every firearm sold, a practice that continues today. From 1997 through 2017, AOBC has given away in excess of 15 million firearm safety locks.

Consistent with this emphasis on responsible and safe ownership, Smith & Wesson sponsors or participates in various educational and training programs. Because firearm ownership among women, particularly for self-defense purposes, has been growing, Smith & Wesson has been focusing on firearm safety and shooting clinics for women. In addition, Smith & Wesson is a sponsor of the NRA’s Women’s Network, which provides resources for news, education, and events for the female firearm enthusiast, one of the fastest growing markets in the industry. In 2018, Smith & Wesson successfully developed and launched the M&P380 Shield EZSM pistol as a personal protection handgun appealing to users who seek a lightweight firearm with a low recoil and easy slide action.

The National Shooting Sports Foundation, or NSSF, is an organization that provides some of the most effective initiatives for promoting firearm safety. The NSSF promotes firearms safety through its safety literature and videos, which include Firearms Responsibility in the Home, Firearms Safety Depends on You, and Firearms Safety in Vehicles. Smith & Wesson has long maintained membership in the NSSF and is currently a Patron level member, the highest investment level membership available. Robert L. Scott, who is Vice Chairman of AOBC’s Board of Directors, is also NSSF’s Chairman. AOBC works through its membership and Board relationship in NSSF to develop and implement programs to promote compliance with firearms laws, the legal sale of firearms, and firearms safety at the federal, state, and local levels.

Project ChildSafe. Project ChildSafe is the largest, most comprehensive firearm safety education program in the United States.9 This project is conducted by the NSSF in partnership with more than 15,000 law enforcement agencies. Project ChildSafe promotes firearm safety through the distribution of safety education materials and free firearm safety kits. The kits include a cable-style firearm locking device and a brochure that discusses safe handling and secure storage guidelines for firearms. Since its inception in 1999, Project ChildSafe has distributed more than 38 million firearm safety kits to firearm owners.

“Don’t Lie for the Other Guy.” “Don’t Lie for the Other Guy” is a national campaign launched by the NSSF in 2000, in partnership with the ATF, to prevent prohibited persons and others, such as firearms traffickers who could pass a background check but do not want their names associated with the transaction, from illegally obtaining firearms through “straw purchases.”10 A straw purchase occurs when the actual buyer of a firearm is unable to pass the required federal background check, or does not want his or her name associated with the purchase, and has someone else who can pass the required background check purchase the firearm for him or her. Straw purchases are illegal, and Don’t Lie for the Other Guy is a program that assists ATF in educating firearms retailers to be better able to identify and deter straw purchases, as well as raise public awareness that straw purchasing is a serious crime.

Operation Secure Store. Firearm retailers nationwide have seen an increase in the number of firearms stolen from their businesses in the commission of a burglary. Each firearm retailer is required to have a Federal Firearms License, or FFL. According to the ATF, the number of burglaries of FFLs has increased by more than 71 percent over the past five years, while robberies have increased by 267 percent over the same period. According to the ATF, approximately 8,129 firearms were stolen from FFLs in burglaries and robberies in 2017. Operation Secure Store is a cooperative initiative between ATF and the NSSF to try to address this problem.11 As part of this initiative, NSSF matches ATF monetary rewards for information that leads to the successful arrest of criminals responsible for stealing firearms from an FFL. Additionally, the NSSF is helping to raise awareness of the growing trend of burglaries and robberies of FFLs and provide them with resources and information on steps they can take to reduce the chance firearms will be stolen from them. The NSSF supports the passage of the Federal Firearms Licensee Protection Act, to strengthen criminal penalties for theft of firearms from FFLs and to impose mandatory minimum sentences, to help deter criminals and help prevent firearms from falling into the wrong hands.

“Own It? Respect It. Secure It.” “Own It? Respect It. Secure It” is an NSSF initiative developed to give industry members an ongoing platform to promote and encourage firearm safety and the safe storage of firearms.12 It also serves to enhance and amplify the messages of ongoing safety and education campaigns such as Project ChildSafe. Smith & Wesson is one of more than 9,000 industry supporters that help keep the “Own It? Respect It. Secure It” message top of mind with firearm owners.

3. Other Firearm Safety and Mitigation Efforts

The following summarizes additional efforts by AOBC to address other societal issues often discussed in the context of the criminal or other misuse of firearms.

AOBC is focused on the need to address suicide prevention, which accounts for 60% of all firearms deaths.13 For manufacturers of any potentially lethal products, the issue of the product being intentionally or accidentally misused is always a concern. Even everyday products, such as ladders and household chemicals, come with numerous warning labels. The concern is even greater for products that can be used to commit suicide. Accordingly, AOBC supports the NSSF’s initiative related to suicide prevention. The NSSF and the American Foundation for Suicide Prevention, or AFSP, jointly developed strategies and resources to provide materials about warning signs, risk factors, prevention, and secure firearms storage options. The NSSF supports AFSP’s Project 2025, an initiative to reduce the annual suicide rate by 20 percent by 2025.14 These are real efforts designed to deliver measurable results.

AOBC supports stricter enforcement of current laws. Effective means exist to address the misuse of firearms by disqualified persons such as criminals, those deemed mentally or emotionally impaired, and children, and to promote the safe use of firearms by lawful owners. AOBC believes that a focused effort on enforcing the laws that already exist will more than any other measure reduce the incidents of firearm-related crimes and accidents in the United States. Many studies show that despite the existence of hundreds of laws and regulations at the federal level, most of them go largely unenforced.15 Smith & Wesson sells firearms only to customers holding FFLs and has specially designed its Enterprise Resource Planning system to confirm that there is a valid, current FFL on file for the intended recipient. The Company has gone the extra step to verify this file on a weekly basis against the ATF’s website listing valid FFLs to help ensure that Smith & Wesson captures any FFL suspensions that might have occurred prior to the normal FFL expiration date. If the laws already in place were better enforced, those found to have engaged in illegal conduct would not be able to buy firearms from AOBC or anyone else.

AOBC supports fixing the FBI’s National Instant Criminal Background Check System. AOBC supports background checks and stands in favor of requiring all federally licensed firearms retailers to conduct an FBI background check when processing any transaction. However, AOBC knows that a background check is only as good as the records in the database. That is why AOBC supported the FixNICS campaign, launched by the NSSF in 2013, to encourage states to submit all disqualifying criminal and mental health records to the FBI’s National Instant Criminal Background Check System, or NICS.

Since the inception of FixNICS, 16 states have changed their policies and the submission of disqualifying mental health records increased 170 percent, from 1.7 million in 2013 to nearly 5 million in 2017. The NSSF supported the bipartisan Fix NICS Act of 2017, which was signed into law in March 2018, and provides financial grants to entice states to upload records into the NICS system while also compelling all federal agencies, including the Department of Defense, to submit all disqualifying records. See NSSF’s Fix NICS Fast Facts, and Fix NICS Report.16

4. The Seductive Promise of Technological Solutions

A significant portion of Proponent’s support for the Resolution focused on AOBC’s perceived failure to invest in “authorized user recognition,” or so-called “smart gun” technology. AOBC is not opposed to the development of “smart gun” technology, nor, does AOBC believe, is the firearms industry. AOBC is opposed, however, to legislation that would require the use of such technology, when it is not yet proven safe and reliable.

For the reasons discussed in more detail below, AOBC does not believe that current authorized user or ”smart gun” technology is reliable, commercially viable, or has any significant consumer demand. However, AOBC will continue to assess the market for authorized user, or “smart gun” technology, and understand who is at the forefront of developing it, so the Company can move quickly to access that technology if, in management’s reasonable judgment, such technology ever becomes reliable and commercially viable with sufficient customer demand to afford a reasonable return on the projected cost of development.

The concept of “smart guns” is not new, and has been discussed since the mid-1990s, when it was conceived of as a technological response to law enforcement officers having been injured or killed when a criminal wrestled the officer’s firearm away and used it against the officer. NSSF’s Authorized User Recognition Technology Fast Facts17. According to a 2013 National Institute of Justice review, the technology has not been fully developed and a safe and reliable product incorporating the technology is not available today.18 Despite considerable research, including at least $12.6 million in funding by the Justice Department and additional research by firearms manufacturers, the technology remains problematic with limited market acceptance.19

a. Can “Smart Guns” Deliver for Consumers and Shareholders?

The Resolution requested that AOBC report on efforts underway to research and produce safer firearms and firearm products, and in particular, “authorized user recognition,” or “smart gun” technology. Underlying this request is the assumption that research is needed for AOBC’s firearms to continue to enjoy market acceptance and success.

The desire for a seemingly simple technological solution to complex societal problems is understandable, but is not a basis for good business judgment. When it comes to “smart guns,” it is an area of great confusion outside of the firearm manufacturing industry. It is subject to the same “CSI Effect” that has been recognized in criminal justice – the idea that science and technology provide easy answers.20 In an age of smartphones that give us instant answers to questions and direct us through streets around the world, it is difficult for some to understand that technology has its limits.

While the issue of “smart guns” has been presented as an existential policy decision for the Board of Directors, it is not. The decision to develop or sell “smart guns” is a basic business decision regarding what product lines to pursue, no different than any other product decision, on which no greater reporting is legally required than for any other product decision entrusted by law to the reasonable judgment of management.

Nonetheless, because this issue is featured prominently in the Resolution, AOBC will address it. For a manufacturer, the decision to make a major investment in “smart guns” raises three fundamental issues: (1) can the technology function consistent with the intended use of the firearm; (2) will the market accept the technology; and (3) does it make sound business sense for AOBC to invest in “smart gun” technology. Each of these issues is addressed below.

b. Can the Technology Function Consistent with a Firearm’s Intended Use?

Despite the “smart gun” having early support from some in the law enforcement community, not a single law enforcement agency in the United States has adopted a “smart gun.” That alone speaks volumes about the lack of functionality and reliability of “smart gun” technology.21

The lack of adoption of the technology stems – not from resistance to change – but from real problems with the technology. The challenges have been discussed extensively in many publications. They are summarized below: 22

•

The time from the recognition of a threat to the deployment of a firearm is usually measured in seconds. The technology must provide a high level of confidence that the firearm will function as intended on the first try. As persons experienced with current biometric technology know, activation frequently takes multiple attempts. That simply is unacceptable for self-defense purposes where seconds count.

•

No technology is even close to providing activation in less than ideal conditions, the very conditions when a defensive weapon often is most needed. Beyond normal delay in recognition, sweat, dirt, blood, and other foreign matter will prevent even the best biometric technology from functioning. RFID chips require a companion device to be within close proximity of the firearm at all times. That simply is not practical from most firearm owners’ perspective.

•

Even changes resulting from normal conditions can prevent “smart guns” from firing. Burns, cuts, and blisters will interfere with biometric identification. Even abrasions that are the normal results of working with one’s hands can interfere with “smart gun” biometrics.

•

All “smart gun” technology introduces multiple points of potential failure. All technologies under development require batteries, which means a firearm can be disabled by a dead battery. Technology also tends to “glitch.” While a computer or a smartphone can be rebooted when a glitch occurs, such a failure in a moment of need can be fatal.

It is apparent that “smart gun” technology cannot currently deliver on the promise of reducing unauthorized or unintended use while retaining the functionality and reliability required by those that legally purchase and legally use them. The problem continues to be that the technology in all cases introduces elements of uncertainty and failure that at best are unacceptable, and at worst are fatal to lawful firearm users.

c. Is There a Market for the Technology?

It has been argued that firearms manufacturers, including AOBC, are missing a substantial market opportunity by failing to take a leading role in the development, manufacture, and marketing of “smart guns.” For example, Proponent cites primarily to a report entitled “Public support for gun violence prevention among gun owners and non-gun owners in 2017,” published in American Journal of Public Health, for the proposition that there exists an unfilled consumer demand for “smart guns.”23 AOBC engaged Dr. Donald Stacks, an expert in the area of communication research, measurement standards, best practices, evaluation, and interpretation of research findings, to review the conclusions reached in that report regarding the marketability of “smart guns.”

Dr. Stacks’ considered opinion was that the report itself left too many important methodological questions unanswered to be used to support the assertion that an unfilled market for “smart guns” exists. The following are among the problematic issues identified by Dr. Stacks:

•

The methodology as to sampling and sampling procedures does not (a) explain how the sample is representative of the US population, (b) whether it employed a random digit dialing method for contact, and (c) report the number of attempted vs. completed calls.

•	The questionnaire development is not defined so that the study can be replicated.

•

The article breaks down responses into two groups: those who would support or oppose the particular policy. Absent is any discussion regarding the establishment of a “Likert Scale” which measures attitudes, beliefs, or values on a response set, usually from strongly disagree to strongly agree, including a neutral category (“neither disagree or agree”). The absence of a Likert-type scale would mean that the reliability of the responses cannot be measured and, consequently, validity becomes problematic.

•

The bifurcation of data into two groups based on combining top and bottom responses eliminates those who either “do not favor nor oppose” the policy item and the number of respondents who failed to complete either the survey or might have responded “do not know” are not reported.

•	The study does not explain how the actual questionnaire was administered via phone. Were the items randomized to guard against an order effect?

•	The response metric to positively stated policy items (i.e., no policy is stated in the negative) from “strongly favor to strongly oppose” may bias the respondents toward favoring the policy item.

•

Reporting of results in percentage form does not give the reader an understanding of how many respondents actually responded to the policy item and how many were not recorded per recoding of responses.

The deficiencies in the study relied upon by Proponent suggest that it is designed to produce a pre-determined outcome rather than accurately assess the market. In fact, Proponent ignored substantial academic and empirical evidence that a realizable market for “smart guns” does not exist. In 2013, the NSSF retained McKeon & Associates to conduct a national scientific poll on “smart guns.” The poll found that 74% of respondents said they would not buy or would not very likely buy a “smart gun.” The poll also found that 80% of gun owners responded that “smart guns” would not be reliable and 60% of non-gun owners also believed they would not be reliable. This poll is consistent with industry sentiment.24 Market data, including the actual experiences of and announced plans by third-parties who have not brought a successful product to market, provides empirical support for the proposition that “smart guns” are not now, nor, as AOBC believes, in the near future a viable product. For example, the Obama Administration’s National Institute of Justice could not find a “smart gun” to test for its “Gun Safety Technology Challenge.”25

Some have suggested that “smart guns” somehow have made or are about to make some breakthrough. But for industry experts who are familiar with the history of the technology and many similar statements, no true progress has been achieved or is imminent. Similar pronouncements regarding “smart guns” have been made often over the past thirty years, most recently with the public announcement of Armatix’s iP9 “smart gun” in 2016, a product which Armatix never manufactured.26 One developer of a “smart gun,” iGun Technology, has declined to bring their firearm to market precisely because of the lack of demand. 27

Unfortunately, there has been not enough demand for them to be brought to large scale production. Once enough demand exists, and if certain other conditions are met, they will be introduced.

iGun Technology’s statement is consistent with AOBC’s experience in this market, the well-known views of firearm purchasers expressed through various outlets, the Company’s contacts with customers, distributors, and retailers, published surveys, and various other intelligence arising organically from being a leader in this market space.

Smith & Wesson has its own history that demonstrates the market risk of a premature and compelled “smart gun” strategy.

In early 2000, the previous management of Smith & Wesson entered into an agreement with the Clinton administration that required, among other things, adding specified safety features to firearms and devoting 2% of revenue to develop “smart gun” technology, with the promise of including that technology in all firearms in three years.28 Market reaction was swift, as Smith & Wesson experienced an almost immediate 40% decline in sales. The Company was on the cusp of failure when it was sold to investors for just $45 million, including $28 million in cash.29 In fact, despite the Company’s recovery, AOBC believes Smith & Wesson sales still suffer from this misstep as many firearm owners and purchasers refuse to this day to purchase Smith & Wesson products as a result.

The facts simply do not support the idea that attitudes or the market have changed significantly since this Smith & Wesson experience. To the contrary, what is happening in the market place is that firearm owners and purchasers are becoming increasingly resistant to imposed restrictions on Second Amendment rights that have no demonstrable safety benefits.

d. Does it Make Sense for AOBC to Invest in “Smart Gun” Technology?

Obtaining the necessary expertise and equipment to conduct research and development into “smart guns” would require a significant investment. The recently announced plans of Lode*Star, and its commitment to bring a “smart gun” to market, is instructive.30 It demonstrates the significant capital required to develop a “smart gun,” even for the most basic, and flawed, technology. In September 2018, Lode*Star reported that it is trying to raise $3 million in seed money to further develop and commercialize a radio frequency identification, or RFID “smart gun,” without any assurance that the investment will be sufficient. This is in addition to the capital already expended by Lode*Star in trying to bring that product to market.

Another issue not discussed by Lode*Star in connection with its projections is pricing. The .22 caliber iP1, which is not adequate for personal protection, is priced at $1,800, the very upper end of the consumer market.31 By way of comparison, a standard 9mm Smith & Wesson, a market-proven solution for personal protection, can be purchased for $389 at the manufacturer suggested retail price. This pricing difference alone, at best, limits the commercial viability of “smart guns” to a very small niche market. AOBC’s reasonable business judgment is that an investment in such an unknown, niche market is not a sound business decision.

Although AOBC in its business judgment does not believe that current authorized user, or ”smart gun” technology, is reliable or has any significant consumer demand, AOBC will continue to regularly assess the market for authorized user, or “smart gun” technology, and understand who is at the forefront of developing it. Such continual assessment will allow the Company to maintain the ability to move quickly to access that technology if, in management’s reasonable judgment, such technology ever becomes reliable and there is sufficient customer demand to afford a reasonable return on the projected cost of development.

VI ASSESSMENT OF THE CORPORATE REPUTATIONAL AND FINANCIAL RISKS RELATED TO GUN VIOLENCE IN THE U.S.

A. PROPERLY DEFINING AND IDENTIFYING RISK IN THE FIREARMS’ INDUSTRY

The reputational and financial risks related to investing in firearm manufacturers generally, and AOBC specifically, are well known by the public and documented in detail in AOBC’s SEC filings, including its Annual Report on Form 10-K. Investors are aware that firearm manufacturers present a unique, but well-known, risk because both globally and in the United States, a substantial and organized opposition seeks to ban the private ownership of firearms. Thus, AOBC has clearly stated in its Form 10-K that any investment in AOBC carries with it the ultimate risk that gun control advocates may succeed in imposing restrictions or outright bans on private firearm ownership.

Proponent has used the term “license to operate” to suggest that specific action by AOBC is necessary to reduce the criminal and intentional misuse of firearms in the United States, and other perceived risks of its business. First, AOBC’s license to operate is rooted in the Second Amendment and its customers’ defense of their rights against a hostile and organized opposition. In this context, reputation management is a highly-focused enterprise relevant to specific audiences. It is not an endeavor meaningfully associated with winning the support of one’s detractors, those who have no interest or input into the products in question, or “public opinion” vaguely cast. No amount of technology or monitoring will change the views of those factions fundamentally opposed to private ownership of firearms. Such a risk can be managed, but not eliminated.

In addition, the mistaken belief that AOBC can successfully mitigate the risks to its firearms business caused by those that are fundamentally opposed to private ownership of firearms is contrary to the Company’s experience, and based on flawed assumptions, including the following:

•

That if AOBC applies some or all of the solutions being offered by those opposed to the current state of private gun ownership, it will have a sufficient impact on the firearm industry in a manner that will resolve, or at least have a measurable impact, on the issues that Proponent asserts it seeks to address. That seems unlikely given the over 300 million firearms estimated by Forbes to 425 million firearms estimated by the NSSF, in circulation and the many companies engaged in the firearms industry.[32]

•

That there exists a point when groups fundamentally opposed to private gun ownership will accept private gun ownership. Nothing in the statements or actions of these groups suggest that this is true. Moreover, experience shows that incremental restrictions by groups opposed to private gun ownership will not create any corresponding reputational benefit for AOBC’s shareholders, investors, and customers.

•

That AOBC’s reputation among its customers for being strong defenders of the Second Amendment is worth risking for a vague goal of improving the Company’s reputation among non-customers or anti-gun groups.

B. THE LIMITS OF REPUTATION MANAGEMENT

Once these reputational issues are properly understood, it is apparent that requests – or demands – that AOBC adopt conventions such as the Principles for a Responsible Civilian Firearms Industry,33 are misplaced. These gestures would not appease AOBC’s critics, and they would only serve to hurt the Company’s reputation among its customer base.

Failing to properly understand this dynamic can cause great harm to AOBC’s greatest protection from reputational harm. The one overriding factor mitigating the effectiveness of gun control groups to damage the reputations of those in the firearms business is the passion and strength of firearm owners in defending their rights at the ballot box, in the course of legislative debates, and in the marketplace. There are more than two dozen national groups dedicated to protecting gun rights and more than 80 state-based groups.34 AOBC’s reputation among these Second Amendment defenders is essential to protecting the Company’s marketplace position and significantly more important than spending resources to win over detractors.

The Second Amendment defenders so critical to AOBC’s business are also the reason that the perceived risks to AOBC’s firearms business, like those identified by Proponent, are overstated. This customer base of knowledgeable, law abiding firearm purchasers does not blame specific brands for the malfeasance of criminals. In fact, they are more inclined to support greater citizen access to firearms to prevent these tragedies. That is why, since the Obama era, there has been no correlation between publicized shootings involving AOBC products and a sustained decline in the Company’s revenues, profits, or stock price.

If anything, experience has taught that the very actions Proponent suggests AOBC employ to mitigate risk are the ones that would cause the greatest reputational and financial harm to AOBC. Even the perception among the Company’s customers that AOBC is undermining their Second Amendment rights would cause immediate and possibly irreparable damage, as it did 19 years ago. The Smith & Wesson brand almost ceased to exist as a result of the same measures advocated by Proponent in the Resolution. Other manufacturers and retailers have suffered damaged reputations when they have been perceived as undermining the Second Amendment rights of firearm owners and purchasers.

C. THE IMPACT OF FIREARM-RELATED TRAGEDIES

The empirical evidence supports AOBC’s conclusion that the Company’s stakeholders fully understand the risks inherent in AOBC’s firearms business, with the result that firearm-related tragedies do not have the negative effects on the Company that are suggested by Proponent. AOBC has not seen any meaningful increase in the Company’s operating, capital, or regulatory costs as a result of firearm-related violence. Most of the public, AOBC’s business partners, banks, customers, and end consumers understand that the manufacturer of a firearm is not responsible in any way for its illegal misuse. There is no connection between AOBC’s brand reputation and the criminal misuse of the firearms manufactured by the Company, and AOBC has not suffered financial or reputational harm from the criminal misuse of its firearms. AOBC’s initial media monitoring discussed earlier in this Report also supports this conclusion.

AOBC’s reputation among legislators and regulators is a far more complex issue, primarily because politicians and regulators can impose restrictions on AOBC’s business without regard to the Constitutional and other rights of AOBC’s shareholders and customers. The initiative by the Obama Administration, called “Operation Choke Point,” is a recent example of such efforts. But what these actions demonstrate is that whether AOBC becomes a target of political efforts to restrict private firearm ownership is not something that arises from the Company’s actions, but rather from the actions of certain interest groups committed to restricting private firearm use to mobilize legislators. As such, while it is critically important for the Company to continue to engage and educate legislators who wish to join AOBC in addressing the underlying problems, reputation has little relevance in the political decisions made for purely political reasons.

AOBC also does not see the political debate in the abstract affecting its reputation. Because gun control is a general societal issue, legislators and regulators tend to attack groups that defend the Second Amendment such as the National Rifle Association, or NRA, rather than individual brands. Not surprisingly, politicians are more apt to criticize an organization they perceive as controversial (partly because of their own demonization of the NRA) than an iconic and admired brand such as Smith & Wesson. Such brand attacks may well come, but if they do, they will come from committed opponents of private firearms ownership that will not be swayed by measures which supporters of private firearm ownership will consider reasonable. In any event, the widely reported efforts by Bloomberg-affiliated groups, such as Everytown for Gun Safety, an organization founded by Michael Bloomberg in 2006, to elect anti-gun legislators merely underscores the point already made in this Report that there is little to be gained in trying to win over those fundamentally opposed to private firearm ownership.

D. THE IMPACT OF DIVERSIFICATION ON RISK

A serious flaw in Proponent’s approach and reflected in the Resolution is the view that risk mitigation is solely a function of addressing risks to the continued sales of firearms. Such an approach takes far too narrow a view of AOBC’s business and ignores the substantial growth in its non-firearms business. AOBC made a business decision several years ago, as described more fully in its Annual Report on Form 10-K for the year ended April 30, 2018, that the best way to increase shareholder value is to expand into new product categories in sizeable markets that resonate with its core consumers, and which could deliver larger potential future revenue and earnings growth. Such diversification beyond AOBC’s firearm business also has the resulting benefit of mitigating risk.

As illustrated in the above chart, AOBC recognized that the market size for domestic consumer firearms — which comprised the bulk of the Company’s business – was approximately $16 billion. AOBC identified a much larger opportunity in the $30-$35 billion market for outdoor products and accessories, and one that could deliver potential growth while diluting the risks of concentration in a single market or industry segment.

In 2016, the Company changed its name from Smith & Wesson Holding Corporation to American Outdoor Brands Corporation to reflect the strategic decision to diversify its business as a way to unlock long-term shareholder value and address cyclicality, regulatory, and other risks associated with its firearms business. From 2014 through 2018, AOBC’s Outdoor Products & Accessories Segment grew from 0% to 26% of total revenues.

AOBC’s judgment continues to be that diversification will continue to be a substantial driver of growth and shareholder value, which organically will mitigate the risks inherent in the firearms business, by continuing to focus on growth across the entire Company, particularly on the larger addressable Outdoor Products & Accessories Segment. In addition to using its internal new product development teams to create products across its 18+ consumer brands, AOBC’s strategic plan calls for the potential pursuit of appropriate acquisitions for the Outdoor Products & Accessories Segment, focusing on those large and growing markets in which its core consumers participate. While AOBC will continue to support and grow its core firearms business, the mere size of the Outdoor Products & Accessories Segment relative to the firearms business means that it should become an increasingly larger portion of AOBC’s portfolio.

This disciplined approach to acquisitions already has created a diverse, complementary brand portfolio. The continued development of that diverse portfolio is, in the Company’s judgment, the best path to growing shareholder value and mitigating the risks associated with a focus on any single product line or division, including its firearms business.

E. MANAGEMENT OF RISK THROUGH INTERNAL CONTROLS

Critical to understanding AOBC risk management is understanding that the Company’s firearms business is subject to numerous federal, state, local, and foreign laws, regulations, and protocols. The primary federal laws are the National Firearms Act of 1934, or NFA, the Gun Control Act of 1986, or GCA, and the Arms Export Control Act of 1976, or AECA, which have been amended from time to time. The NFA severely restricts the private ownership of fully automatic firearms and heavily regulates other firearms defined in that law and accompanying regulations, including firearm suppressors. The GCA places certain restrictions on the interstate sales of firearms, among other things.

The export of firearms is controlled by the International Traffic in Arms Regulation, or ITAR. ITAR implements the provisions of the AECA as described in the Code of Federal Regulations and is enforced by the U.S. Department of State. For AOBC to sell its products in accordance with ITAR, including firearms and firearm suppressors to foreign customers, the Company must obtain export licenses from the U.S. government, primarily the U.S. Department of State. The U.S. Department of State has discretion as to whether to grant a license, and approval depends on several factors including the foreign policies and national security interests of the United States. In addition, Congress may take action to block a proposed sale of firearms for export valued at $1 million or higher.

As described earlier in this Report, to conduct the Company’s firearms business, AOBC is and each of its applicable subsidiaries is required to have an FFL. All FFLs are issued by the ATF in accordance with the GCA. There are many ATF rules governing AOBC’s firearms business. Although AOBC has robust compliance processes, there is a risk that, if AOBC violates any of these rules, AOBC could lose its FFL preventing the Company from operating its firearms business.

In addition to federal requirements, state and local laws and regulations place additional restrictions or prohibitions on firearm ownership and transfer. These laws and regulations vary significantly from jurisdiction to jurisdiction. Some states or other governmental entities have enacted, and others are considering enacting, legislation restricting or prohibiting the ownership, use, or sale of certain categories of firearms, firearm suppressors, ammunition, ammunition feeding devices, or all of these products. Several states require internal or external locking mechanisms for firearms sold in their jurisdictions. Some states mandate, or are considering mandating, certain design features on safety or other grounds.

Participating in one of the most heavily regulated industries poses compliance risks but also acts as a risk mitigation factor. These laws and regulations are designed for various purposes including, among others, preventing the illegal sale and use of firearms and ensuring that firearms are sold to law abiding persons and agencies.

Proponent’s claim of distribution channel risk is based on a misunderstanding of how AOBC conducts its firearm business. The Company’s commercial distribution channel consists of only 13 distributors and 4 large retailers, each holding an FFL, as well as three federally licensed “cooperative” buying groups representing a network of larger federally licensed dealers. The Company will only transfer a firearm through an FFL holder. As a result, by the time an AOBC firearm reaches a consumer, it will have been subjected to no fewer than two and most often three federally regulated transactions, including a background check.

AOBC has processes in place to ensure that the small group of commercial customers to which the Company sell its firearms comply with all applicable firearm regulations. AOBC maintains a written contract with each of its distributors, large retailers, and buying groups. The contracts with AOBC’s distributors and buying groups allow the Company to terminate its agreements if the distributor or buying group engages in criminal conduct. These contracts also require the other party to cooperate with AOBC and to support AOBC’s full compliance with all applicable laws, to employ only employees that are competent to sell firearms, and to adequately train those employees to follow all laws relating to the sale and distribution of firearms, as well as to represent that they are in full compliance with all applicable laws. In addition, AOBC’s distributors, to whom AOBC sells the majority of its firearms, are bound by contracts that:

•	Restrict them from selling firearms to anyone not lawfully authorized to purchase or own firearms.

•	Prohibit them from knowingly selling AOBC’s firearms to anyone who is not complying with the laws and regulations relating to the sale or distribution of firearms.

•	Require them to sell all new firearms with the locking device provided by the Company.

•	Prohibit them from selling the firearms AOBC sells to them at gun shows or similar events.

•	Prohibit them from drop shipping AOBC’s firearms to any party other than the party that placed the order with them.

•	Prohibit them from knowingly selling AOBC’s firearms to anyone that has made false or misleading statements with respect to the information required to purchase a firearm.

•	Prohibit them from knowingly selling or delivering AOBC’s firearms where the purchase or possession would be in violation of any law applicable at the place of sale or delivery.

The contracts AOBC has entered into with its distributors further reduces the risk that AOBC’s firearms will be misused.

F. THE ROLE OF THE BOARD OF DIRECTORS

Smith & Wesson is 167 years old and has been managing threats to its business for just as long, especially recently as Second Amendment rights has become one the most hotly debated issues in the United States. In its oversight role, AOBC’s Board of Directors’ involvement in the Company’s business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. The

Board receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks AOBC faces, including, among others, operational, economic, financial, legal, regulatory, and competitive risks.

AOBC’s Board also reviews the various risks the Company identifies in its filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and AOBC’s strategic plans. In addition, AOBC’s Board regularly receives reports from the Company’s Vice President of Internal Audit, General Counsel, and Chief Compliance Officer.

Management manages the Company’s risk profile through several processes and programs including an Enterprise Risk Management Program, or ERM Program. The purpose of the ERM Program is to identify the risks to achieving AOBC’s business objectives, understand and prioritize these risks, appropriately respond to and mitigate these risks, and provide reasonable assurance regarding achievement of the Company’s business objectives. AOBC’s management surveys the key personnel within each of the Company’s businesses and functions to identify the key risks to the Company’s business objectives. These risks are then assessed by likelihood, impact, and velocity to produce inherent risks. Mitigation factors, including technology, processes, and people, are then applied to the inherent risks to produce a residual risk rating. Mitigation plans or initiatives are developed to mitigate the top risks as categorized by the residual risk rating.

VII CONCLUSION

To summarize, AOBC’s reputation among firearm buyers and Second Amendment supporters is more critical to the success of the Company and the enhancement of shareholder value than its reputation among industry detractors and special interest groups with a political agenda. In fact, efforts to improve the Company’s reputation among its critics would not only be futile but would hurt the Company’s business as it did 19 years ago.

AOBC’s management remains committed to implementing stringent controls in compliance with all federal and state laws and regulations and to working with gun rights groups to ensure that Second Amendment rights are paramount in future policy debates. AOBC’s customer base and a majority of its shareholders expect nothing less.

AOBC’s Board will continue to maintain its focus on the preservation of shareholder value while it monitors the impact of firearm-related violent incidents and the political environment that affects its business.

1.	https://www.iccr.org/sites/default/files/page_attachments/investorstatementagainstgunviolence05.29.18f.pdf
2.	https://www.statista.com/statistics/249740/percentage-of-households-in-the-united-states-owning-a-firearm/
3.	Glass Lewis Proxy Paper, AOBC’s September 25, 2018 Annual Meeting, dated September 4, 2018
4.	https://www3.nssf.org/share/factsheets/PDF/AssaultWeapons.pdf
5.	https://www.ansi.org/about_ansi/overview/overview?menuid=1
6.	https://www.ansi.org/about_ansi/introduction/introduction?menuid=1
7.	National Vital Statistics Report, July 26, 2018.

https://www.cdc.gov/nchs/data/nvsr/nvsr67/nvsr67_05.pdf

8.	http://www.smith-wesson.com
9.	https://www.projectchildsafe.org/
10.	http://www.dontlie.org/
11.	https://www.nssf.org/nssf-atf-jointly-launch-operation-secure-store/
12.	https://www.nssf.org/safety/own-it-respect-it-secure-it/
13.	https://www.theatlantic.com/health/archive/2018/12/gun-deaths-city-murders-suicides/578812/
14.	http://www.nssf.org/safety/suicide-prevention
15.	https://www.theguardian.com/us-news/2017/oct/13/gun-laws-that-cost-two-state-lawmakers-their-seats-had-little-effect-study-finds
16.	http://www.fixnics.org/files/FixNICS_Facts.pdf
17.	https://www3.nssf.org/share/factsheets/PDF/SmartGunTechnology.pdf
18.	https://www.ncjrs.gov/pdffiles1/nij/242500.pdf
19.	https://www.ncjrs.gov/pdffiles1/nij/242500.pdf
20.	https://www.nij.gov/journals/259/pages/csi-effect.aspx
21.	https://www.popularmechanics.com/technology/security/a17247/smart-guns/
22.	https://www3.nssf.org/share/factsheets/PDF/SmartGunTechnology.pdf
23.	https://ajph.aphapublications.org/doi/10.2105/AJPH.2018.304432.

The report was funded by Everytown for Gun Safety, the organization founded by Michael Bloomberg in 2006 to promote gun control.

24.	https://www.nssf.org/americans-skeptical-of-smart-guns-oppose-their-legislative-mandate-national-poll-finds/
25.	https://www.nij.gov/funding/pages/fy16-gun-safety-challenge.aspx
26.	https://www.ammoland.com/2016/10/armatix-ip9-smart-handgun/#axzz5eCad4zlF
27.	https://www.iguntechnology.com/faq/index
28.	https://www.baltimoresun.com/news/bs-xpm-2000-03-18-0003200287-story.html
29.	https://multichannelmerchant.com/news/smith-wesson-sold/
30.	http://lodestarfiarms.com/
31.	https://www.buzzfeednews.com/article/nicolenguyen/what-is-smart-gun-technology
32.	https://www.forbes.com/sites/niallmccarthy/2018/06/27/report-nearly-40-percent-of-the-worlds-guns-are-owned-by-u-s-citizens-infographic/#469db91664a5
33.	https://corpgov.law.harvard.edu/2018/12/06/principles-for-a-responsible-civilian-firearms-industry/
34.	https://defensivepopulace.net/a-comprehensive-list-of-pro-gun-organizations-in-the-u-s/

A

APPENDIX A: PRINCIPLES FOR RESPONSIBLE ENGAGEMENT

STAKEHOLDERS OF AOBC, INCLUDING EQUITY SHAREHOLDERS, WHO WISH TO

HAVE A DIALOGUE WITH THE COMPANY, SHOULD UNDERSTAND THAT THESE

PRINCIPLES ARE CORE TO AOBC.

1.

The Second Amendment of the United States Constitution guarantees the right of private citizens to keep and bear arms. AOBC recognizes that its customers view the Company as a steward of this right and will act accordingly.

2.

The Supreme Court’s 2008 ruling in District of Columbia v. Heller confirming the broad rights of citizens to possess firearms is settled law.

3.

As a manufacturer of firearms for the lawful use by citizens, AOBC recognizes its responsibility to its shareholders, its employees, and its customers to defend the Second Amendment.

4.

AOBC accepts its responsibility to its shareholders to determine threats or benefits of regulatory proposals relating to firearm rights, and will support only those regulatory proposals that are consistent with the Second Amendment and that deliver demonstrable societal benefits.

5.

AOBC will engage in advocacy through education, communication, and public affairs efforts on behalf of its shareholders, employees, and customers opposing the imposition of onerous and unnecessary regulations adversely impacting citizens’ Second Amendment rights.

6.

AOBC will work for a better and more consistent application of existing local, state, and federal laws regarding the sale, acquisition, use, manufacture, and distribution of our firearms as a primary means of reducing criminal gun use and its related harm.

7.

AOBC has a fiduciary responsibility to grow shareholder value and to engage in activities that will allow the Company to flourish amidst a complicated political climate.

8.

AOBC will remain focused on the manufacture and distribution of firearms that meet market needs and will not sacrifice shareholder value in pursuit of technologies or products that destroy shareholder value or that serve only the purpose of advancing the agendas of third-parties who do not otherwise agree with these Principles.

9.

AOBC is committed to promoting the legal, responsible, and safe use of firearms.

10.

AOBC supports a comprehensive discussion regarding reducing criminal and violent acts in our communities, including those committed with guns, and will consider any good-faith proposal, provided that such proposal is consistent with these Principles.

A-1

B

APPENDIX B: A CAUTIONARY NOTE ON THE CONTEXT FOR THIS REPORT

A. THE DEBATE OVER PRIVATE OWNERSHIP OF FIREARMS IS NOT LIMITED TO “REASONABLE REGULATION” BUT INCLUDES AN OPPOSITION THAT SEEKS A COMPLETE BAN

Throughout this Report, AOBC has referenced the movement to ban private ownership of firearms and how Proponent’s actions may serve that movement. AOBC would be remiss in not considering these issues as it seeks to protect and enhance shareholder value. This Appendix provides investors with information that will permit them to evaluate for themselves the extent to which the Proponent’s approach may serve, directly or indirectly, a broader agenda which places restrictions on the private ownership of firearms above the interests of shareholders.

Transparency is important when discussing the highly contentious issues related to private firearms ownership. In this respect, AOBC believes that it is not only appropriate, but necessary, to point out for shareholders that Proponent has publicly stated that its primary interest is not shareholder value, but rather to achieve an agenda around guns consistent with the Sandy Hook Principles, if not something more. As reported in Institutional Investor, on August 20, 2018, organizations including Proponent began purchasing shares of firearm manufacturers and retailers not because they thought these companies were “good investments,” but solely to become “activists.” This admission comes directly from one of the co-sponsors of the Resolution.1

Proponent’s agenda also requires the uncritical acceptance of positions that are rooted in the opposition to private firearms ownership. It is telling that the Resolution presents as statement of fact many unresolved issues that are either the subject of debate, politically charged, unsupported, and contrary to the public record, or outright urge an anti-gun agenda. A few examples include:

•	“Gun violence is a public health crisis . . . .”

•	Relying on a single poll to highlight alleged support for an outright “ban on sales of assault weapons.”

•	“AOBC has the responsibility . . . to play a more active role in how its products are used.”

•	“AOBC has a responsibility to mitigate potential impacts through improved monitoring of its distribution and retail sales channels . . . .”

•	“AOBC’s failure to report to stakeholders on its monitoring of violent incidents associated with its products presents human rights risks . . . .”

•	“AOBC has suffered reputational damage that can be proactively addressed through new strategies designed to promote gun safety.”[2]

Proponent’s statements do not merely identify issues but rather reflect a specific point of view, as demonstrated by Proponent’s coordination with the Interfaith Center for Corporate Responsibility, or ICCR.3 In fact, ICCR is the organization behind the Resolution.4 ICCR’s central role in this process is significant because it is ICCR that developed and seeks compliance with its “Investor Statement on Gun Violence.” The Investor Statement on Gun Violence identifies 13 actions that companies should take which are “taken/adapted from the Sandy Hook Principles.”5 A copy of the ICCR Investor Statement on Gun Violence is attached to this Report as Appendix C.

Among other things, ICCR and its affiliates seek to ban the sale of what are incorrectly labeled “assault weapons.” In fact, ICCR considers its ability to convince Dick’s Sporting Goods to stop selling what it calls “assault weapons” one of its greatest successes. 6

ICCR member Mercy Investment Services used the resolution it filed in late 2017, at Dick’s Sporting Goods to open a discussion with the company about the clear business and moral case for immediate corporate action. The resolution was withdrawn following a productive dialogue with company management. Subsequently, Dick’s agreed to stop selling assault-style weapons at its Field & Stream stores, and raised the minimum age of gun purchasers to 21.

This “assault weapon” issue was one of the more troubling issues arising from AOBC’s attempt to engage Proponent to obtain clarification on Proponent’s Resolution, as outlined below.

On November 6, 2018, AOBC wrote to Proponent asking specifically whether the firearm safety measures on which the Resolution sought reporting should include a discussion of the possible cessation of sales of certain products. Proponent did not respond to this request, among others, which led to a follow up letter from AOBC stating that “[m]ore than any other issue, this is one on which a response from you is critically important…” A January 11, 2019 response by Proponent evaded the issue, stating that the Resolution asks only “for a report including an assessment of the risks for the potential misuse of all AOBC products sold to civilians.”

Yet, when the issue was whether AOBC should develop and sell a certain product – i.e., “smart guns” – Proponent, in contrast, chose to readily participate in detail, including the citation of studies and the actions of competitors, to emphasize that the “smart gun” market was one which AOBC should be pursuing. Proponent’s “Notice of Exempt Solicitation” filed with the SEC on August 22, 2018 states that “the development of safer firearms may be critical” to the Company’s future.7 Clearly, Proponent takes a position on what products AOBC should develop and sell, but refuses to disclose their position on which products AOBC should not sell, including what they call “assault weapons.” The evasiveness on “assault weapons” is alarming given Proponent’s support for the ICCR statement calling for the ban on “assault weapons.”

Possibly the most telling statement of how this strategy extends far beyond a request for a report appears in Proponent’s “Notice of Exempt Solicitation” filed with the SEC on August 22, 2018:

The UN Guiding Principles on Business and Human Rights make clear the corporate responsibility to seek to prevent or mitigate adverse human rights impacts that are directly linked to their operations, products or services by their business relationship, even if they have not contributed to those impacts.

(italics in original) (emphasis added)8

While a detailed discussion of the almost 200 pages of the UN Guiding Principles and the Interpretive Guide is beyond the scope of this Report, it is important to briefly explain how this reference is in fact a call for a gun ban.

The UN Guiding Principles imposes a broad obligation on private corporations to take a proactive stance on any human rights issue. Significantly, when it comes to private corporations, the UN Guiding Principles impose an obligation to go above and beyond local law in pursuit of the objectives of the Guiding Principles.

The responsibility to respect human rights is a global standard of expected conduct for all business enterprises wherever they operate. It exists independently of States’ abilities and/ or willingness to fulfill their own human rights obligations, and does not diminish those obligations. And it exists over and above compliance with national laws and regulations protecting human rights.9

No serious person would deny that the UN Guiding Principles would require strict gun control or a gun ban. A Harris Institute paper titled “Guns and Human Rights: U.S. Violates International Human Rights Law” states:

The U.N. High Commissioner for Human Rights released a report detailing the human rights concerns associated with the private purchasing, possession and use of guns, find that “[f]irearms-related violence and insecurity pose direct risks to the rights to life, security, and physical integrity, and also affect other civil, political, social, and economic and cultural rights…

(emphasis added).10 The UN view is that gun violence is the result of “a lack of adequate legislation and regulation on gun control…”11

Proponent’s focus on “smart guns” and “distribution channels” also demonstrates a singular focus on measures which would restrict private ownership and use of firearms. Most problematic is the conflating of product safety driven by design and manufacturing with the concept of improper or criminal misuse. A firearm does not become less safe because it is used unlawfully by a criminal any more than a truck becomes less safe because it is used to run over people at a Christmas market in Berlin.

This limited view of firearm safety is not consistent with an open-minded approach to reasonable solutions, especially when other solutions are not only less expensive but also more easily implemented. For example, one such measure that has demonstrated positive outcomes is simple community improvement in blighted neighborhoods.12

To make it clear, AOBC recognizes that the safe use of firearms and the stated objectives of Proponent are not necessarily mutually exclusive. To the contrary, as described in Section V of the Report, AOBC has made and continues to make substantial efforts to improve firearm safety.

B. EVASIVENESS AND SILENCE IN THE FACE OF REQUESTS FOR CLARITY

Because of the concerns identified above and the broad, ambiguous language of the Resolution, AOBC wrote to Proponent in an effort to gain clarity. Proponent’s responses to AOBC’s inquiries provided little, if any, specific guidance. In a letter dated November 6, 2018, AOBC sought:

•	An explanation of Proponent’s meaning of “gun safety measures” to the extent it referred to something other than the “smart gun” technology mentioned in the Resolution.

•	Whether gun safety measures, as defined by Proponent, included things other than product features (e.g., training).

•	Whether gun safety measures, as defined by Proponent, included the cessation of sale or production of certain products.

•	What the resolution meant by “safer” gun products, particularly in light of Proponent’s labeling of firearms as “inherently lethal.”

•	A definition of the term “gun products” as used in the Resolution.

•	Whether Proponent expected the report on the Company’s mitigation efforts should include only Smith & Wesson products or gun products generally.

•	Whether the types of harm to be mitigated included what some allege are the broader, negative societal impacts of gun products.

•	What Proponent believed constituted more active Board oversight of distribution channels.

•	An explanation by Proponent of the responsibility Proponent believed the Company should assume for the misuse of its products.

•	An explanation of the distinction the Resolution drew between gun violence generally and violence committed with Smith & Wesson products.

Proponent responded to AOBC’s inquiries by letter

dated December 6, 2018. That letter, however, either ignored the specific questions asked, provided generalized responses that added to the ambiguity on critical issues, or introduced new issues. For example, Proponent did not respond to the question of the types of harm to be mitigated, but merely stated that they wanted to know “all efforts to mitigate” the risks of gun violence.

Similarly, in response to an inquiry regarding AOBC’s liability for the misuse of its products, Proponent stated:

[W]e would answer that corporate social responsibility by definition implies that companies assume full responsibility for the impacts of the products they sell, particularly those products sold to the public.

As for new issues, Proponent included, without support, the statement that “we know that AOBC guns are the number one gun used in criminal acts.”

On December 19, 2018, AOBC wrote to Proponent to again try to gain clarification on some critical unanswered issues. In addition to the question relating to the cessation of sale of so-called “assault weapons” discussed above, AOBC:

•	Repeated the request to explain whether the mitigation referred to by the Resolution included Smith & Wesson products specifically or gun products generally.

•	Repeated the request for definition around what harm should be mitigated, specifically to include whether that meant not merely gun violence but also the broader societal impacts of gun ownership.

•	Requested the basis for Proponent’s statement that AOBC guns are the number one gun used in criminal acts.
•	Repeated the request that Proponent define the “full responsibility” the Company should assume for the impact of the products it sells.

Proponent responded by letter dated January 11, 2019. Unfortunately, on many issues, the response did not provide any significant clarity, and in some ways, compounded the confusion. For example, despite the repeated and specific request as to whether the Resolution referred to the broader societal impacts of gun ownership, Proponent merely made the statement that they were concerned with the “mitigation of physical harm and death, [sic] caused by a firearm.” Yet later in the letter, Proponent stated that “companies are accountable for the environmental and social impacts of their businesses.”

Particularly troubling was Proponent’s lack of support for the statement that AOBC guns are the number one gun used in criminal acts. The totality of the support for that statement were two charts relating only to New York and Chicago. Clearly, the experience of only two cities does not support such a broad statement. Perhaps more concerning is the fact that the New York chart does not even reference crimes, but merely states that “57% of the nearly 30,000 guns recovered and logged by the NYPD between 1/1/11 and 6/30/16 were made by these 12 companies or their subsidiaries.” The data has many other flaws which are not necessary to discuss here. AOBC believes the statement was a deliberate misrepresentation that does not withstand scrutiny.

In short, Proponent’s responses to AOBC’s requests for clarification suggested not an attempt to address issues in good faith but rather an attempt to hide the true agenda.

1.	https://www.institutionalinvestor.com/article/b19lkll7p9vb1y/These-Churches-Buy-Shares-in-Gun-Companies-Their-Goal-Confront-Them
2.	https://www.sec.gov/Archives/edgar/data/1092796/000121465918005657/d820180px14a6g.htm
3.	https://www.iccr.org/investor-action-gun-violence/
4.	https://www.nydailynews.com/opinion/gun-industry-reckon-deadly-toll-article-1.3984205.
5.	https://www.iccr.org/investor-action-gun-violence/
6.	https://www.iccr.org/investor-action-gun-violence.
7.	https://www.sec.gov/Archives/edgar/data/1092796/000121465918005657/d820180px14a6g.htm
8.	https://www.sec.gov/Archives/edgar/data/1092796/000121465918005657/d820180px14a6g.htm.
9.	https://www.ohchr.org/documents/publications/GuidingprinciplesBusinesshr_eN.pdf
10.	http://sites.law.wustl.edu/WashULaw/harris-lexlata/guns-and-human-rights-u-s-violates-international-human-rights-law/
11.	https://news.un.org/en/story/2018/05/1009082
12.	https://www.npr.org/sections/health-shots/2018/05/12/609701029/researchers-tackle-gun-violence-despite-lack-of-federal-funding

C

APPENDIX C: ICCR INVESTOR STATEMENT ON GUN VIOLENCE

In light of continuing gun violence and mass shootings in the U.S. involving semi-automatic assault weapons, the undersigned investors representing $634 billion in assets are calling on gun manufacturers, retailers and distributors, as well as companies with financial ties to these industries, to review their operations, supply chains and policies and take meaningful action on this public safety concern.

As we reel from the latest mass shooting in Parkland, Florida where 17 students and teachers lost their lives at Marjorie Stoneman Douglas High School, we are mindful of the sobering statistics detailing the gun violence epidemic in the U.S. According to the Centers for Disease Control, more than 33,000 people die each year in firearm-related deaths in the U.S. On an average day, 96 Americans are killed by guns, including seven children and teens. Meanwhile, the racial justice implications of gun violence are especially pronounced as black men are 13 times more likely than white men to be shot and killed with guns.

Gun violence in the U.S. is both a public health and human rights crisis with extraordinary and escalating human and economic costs. A Johns Hopkins University study revealed the annual cost of care for victims of gun violence is an average of $2.8 billion in emergency-room and inpatient charges alone; when lost wages are factored in, the financial burden rises to $45 billion annually.

While we believe that sensible gun control legislation and enforcement is needed to help halt the wave of senseless gun tragedies, progress has been stalled at the federal level in large part due to an aggressive NRA lobby. Corporations, therefore, have an important role to play both to ensure that they are not indirectly complicit in these lethal events, and in advancing the solutions that may help prevent them. While the business case for companies to reduce their exposure to this issue is clear, the moral case for action grows more urgent each day. We therefore ask companies to carefully reflect on how their operations, business relationships, supply chain policies, marketing practices and public voices might be used to counter gun violence and foster safer communities.

As a first step, we have identified a few immediate measures companies can adopt, many of them taken/adapted from the Sandy Hook Principles, designed to reduce the risk of gun violence.

GUN MANUFACTURERS

•	Publicly endorse the Sandy Hook Principles;

•	Stop the sale, production, design or conversion of military style semi-automatic assault weapons and associated accessories and components, including high capacity magazines, for use by civilians;
•	Develop and bring to market technology-enhanced safety measures for all other guns and accessories; and

•

Support a federal universal background check system for all gun and ammunition transactions and ensure compliance with background checks by all business clients, including gun dealers and gun show operators.

All of the above measures should be enshrined in company policies and supplier codes and overseen by the board of directors.

DISTRIBUTORS AND RETAILERS

•	Stop the sale, production, design or conversion of military style semi-automatic assault weapons and associated accessories and components, including high capacity magazines, for use by civilians;

•	Limit gun and ammunition sales to purchasers 21 and over (Walmart, Kroger and Dick’s Sporting Goods have already adopted this policy);

•	Reinforce background checks as referenced above;

•	End the sale of realistic toy guns and air rifles marketed to children; and

•	Implement comprehensive gun safety education at point of sale and in communities.

FINANCIAL INSTITUTIONS INCLUDING BANKS AND INSURANCE COMPANIES

As providers of credit, payment platforms and insurance products, financial institutions can adopt safety measures to ensure they are not facilitating illegal or unauthorized gun sales or otherwise contributing to gun violence:

•

Prohibit lending or the use of credit cards/payment systems to gun manufacturers that sell, produce or design the aforementioned weapons or ammunition (Pay Pal, Square, Stripe and Apple Pay already prohibit the use of their platforms for the sale of firearms);

•	Prohibit lending to gun manufacturers and sellers that don’t support federal universal background checks and/or endorse the Sandy Hook Principles;

•	Insurance companies should cease any liability coverage for owners of assault weapons; and,

•	Cease the financing or underwriting of gun shows and/or NRA-sponsored events.

ALL COMPANIES

First and foremost, we believe companies should thoroughly investigate their direct operations, trade relationships and supply chains, and assess where potential risks may exist so they can take the necessary steps to mitigate them. These risks extend far beyond gun makers and retailers. All companies can adopt sensible policies to protect their employees, consumers and communities, and take steps to address the dangerous culture of gun violence including:

•	Revisit political spending and lobbying activities to ensure they are aligned with the defense of human rights, public health and safety;

•	End commercial relationships and promotional ties with the NRA;

•	Join other companies that are prohibiting open carry of weapons in their places of business; and,
•	Consider publicly moving the location of corporate events to states with responsible gun legislation and that promote public safety.

We have seen several high profile brands like MetLife, Delta, Dick’s Sporting Goods, Kroger and Walmart make commitments in favor of improved gun safety in recent weeks and want to commend them for these public demonstrations of corporate citizenship.

As shareholders concerned about the social impacts of our investments we believe it is incumbent on all corporate actors to use their power and influence to contribute to the well-being of the communities where they operate and, more broadly, to society as a whole. The dangers presented by gun violence threaten the lives of our children, our communities and the very fabric of our society. In the coming months we will be engaging with companies we own to urge immediate and positive action that addresses gun violence.

CONTRIBUTORS TO THE STATEMENT:

The Interfaith Center on Corporate Responsibility

Catholic Health Initiatives

Domini Impact Investments

Everence Financial/Praxis Mutual Funds

Mercy Investment Services

Northwest Coalition for Responsible Investment

Trinity Health

SIGNATORIES TO THE STATEMENT:

Signatories to the Statement:

Adrian Dominican Sisters

American Baptist Home Mission Society

American Friends Service Committee

Aquinas Associates

As You Sow

Augustinians

Benedictine Sisters of Mount St Scholastica

Bon Secours Health System, Inc.

Boston Common Asset Management

Calvert Research and Management

Christopher Reynolds Foundation

Church Investment Group

Clean Yield Asset Management

Committee on Mission Responsibility Through Investment of the Presbyterian Church U.S.A.

Community Capital Management, Inc.

Conference on Corporate Responsibility Indiana and Michigan

Congregation of Sisters of St. Agnes

Congregation of St. Basil

Congregation of St. Joseph

Corporate Responsibility Office Sisters of Charity of Nazareth

Dana Investment Advisors

Daughters of Charity, Province of St. Louise

Dignity Health

Diocese of Pennsylvania

Dominican Sisters ~ Grand Rapids

Dominican Sisters of Hope

Dominican Sisters of Mission San Jose

Dominican Sisters of Peace

Dominican Sisters of San Rafael

Educational Foundation of America

Epic Capital Wealth Management

Figure 8 Investment Strategies

First Affirmative Financial Network

FOR Investment Partners

Franciscan Sisters of Allegany NY

Friends Fiduciary Corporation

Grey Nuns of the Sacred Heart

Hermes Investment Management

IHM Sisters

Impax Asset Management LLC

Jantz Management LLC

Jessie Smith Noyes Foundation

Jesuits of the US Central and Southern Province

JSA Financial Group

Karner Blue Capital, LLC

Marianist Province of the U.S.

Marist Fathers and Brothers

Maryknoll Fathers and Brothers

Maryknoll Sisters

Mennonite Education Agency

Miller/Howard Investments, Inc.

Mirova

Missionary Oblates of Mary Immaculate JPIC Office

Nathan Cummings Foundation

Natural Investments LLC

Newground Social Investment

NorthStar Asset Management, Inc.

PeaceHealth

Priests of the Sacred Heart, US Province

Progressive Investment Management

Province of St. Mary of the Capuchin Order

Reform Pension Board

Region VI

Religious of the Sacred Heart of Mary

Religious of the Sacred Heart of Mary NAP

Responsible Business Initiative

Responsible Investment, Sisters of St. Joseph of Carondelet, St. Louis

Responsible Sourcing Network

RRSE

SCC Corporate Responsibility Committee

Sarasin Asset Management

School Sisters of Notre Dame

School Sisters of Notre Dame - Central Pacific Province CR Committee

School Sisters of Notre Dame Cooperative Investment Fund

School Sisters of St. Francis

Seventh Generation Interfaith Coalition for Responsible Investment

ShareAction

Shareholder Education and Advocacy of the Sisters of Charity, BVM

SharePower Responsible Investing, Inc.

Sisters of Bon Secours, USA

Sisters of Charity of Nazareth

Sisters of Charity of St. Vincent de Paul of New York

Sisters of Charity, Halifax

Sisters of Mary Reparatrix

Sisters of Most Precious Blood, O’Fallon, MO

Sisters of Notre Dame Base Communities

Sisters of O.L. of Christian Doctrine

Sisters of Providence - Mother Joseph Province

Sisters of Saint Joseph of Chestnut Hill, Philadelphia, PA

Sisters of St Francis Dubuque

Sisters of St. Dominic of Blauvelt, New York

Sisters of St. Dominic of Tacoma

Sisters of St. Dominic/Racine Dominicans

Sisters of St. Francis Charitable Trust, Dubuque

Sisters of St. Francis of Philadelphia

Sisters of St. Joseph of Boston

Sisters of St. Joseph of Orange

Sisters of St. Joseph of Peace

Sisters of St. Joseph of Springfield

Sisters of St. Joseph, Brentwood, NY

Sisters of the Good Shepherd, MidNorth America

Sisters of the Holy Cross

Sisters of the Holy Names of Jesus and Mary Congregational Leadership Team

Sisters of the Holy Names, U.S. ON Province

Sisters of the Humility of Mary

Sisters of the Order of St Dominic

Sisters of the Precious Blood

Sisters of the Presentation of Aberdeen, SD

Sisters of the Presentation of the Blessed Virgin Mary, New Windsor, NY

Skye Advisors

Socially Responsible Investment Coalition

Society of Mary, Province of the USA

Society of the Holy Child Jesus

SRI Investing LLC

Stance Capital

Stardust

State of Rhode Island

Sustainability Group of Loring, Wolcott & Coolidge

Swift Foundation

T’ruah: The Rabbinic Call for Human Rights

The Church Foundation

The Dwight Hall Socially Responsible Investment Fund

The Educational Foundation of America

The Episcopal Church

The Pension Boards-UCC, Inc.

Tides Foundation

Tri-State Coalition for Responsible Investment

Trillium Asset Management

UMC Foundation Investment Management

Unitarian Universalist Association

Ursuline Sisters of Tildonk, U.S. Province

Ursuline Sisters, Central Province of the USA

USA Northeast Province of the Society of Jesus

Veris Wealth Partners

Vert Asset Management

Walden Asset Management

Wetherby Asset Management

Xaverian Brothers

Zevin Asset Management

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APPENDIX D: COMPANY SAFETY INITIATIVES

AS A LEADING, AMERICAN MANUFACTURER OF FIREARMS SINCE 1852, WE ARE PROUD

OF OUR RICH HISTORY, WHICH INCLUDES A NUMBER OF LONG-STANDING INITIATIVES TO

SUPPORT THE SAFE AND LEGAL POSSESSION AND USE OF OUR PRODUCTS.

In addition, through membership in and contributions to our industry’s trade association, the National Shooting Sports Foundation, we support many initiatives to promote the safe ownership, operation, storage, and safekeeping of firearms.

1. SAFETY LOCKS

We were among the first firearm companies to voluntarily provide a cable-style firearm safety lock included in the box with every firearm we make. We began this practice many years ago and have since given away millions of free firearm safety locks.

2. OWNER’S MANUALS

We call out and prominently display in our owners’ manuals information on responsible firearm ownership, safe handling, and safe storage, and we place a sticker in the box of each firearm we make that refers owners to these provisions in the accompanying owner’s manual.

3. BASIC PISTOL HANDBOOK

We have long been a contributing author to and a sponsor of a nationally known firearms safety instruction manual that is distributed to 100,000 new and prospective firearm consumers each year.

4. PROJECT CHILDSAFE

Conducted by the NSSF in partnership with more than 15,000 law enforcement agencies, Project ChildSafe is the largest, most comprehensive firearm safety education program in the United States, promoting firearm safety through the distribution of safety education materials and free firearm safety kits. Since 1999, Project ChildSafe has distributed more than 37 million firearm safety kits, including cable-style locks to firearm owners. The project’s Own It? Respect It. Secure It” campaign gives NSSF industry members an ongoing platform to promote and encourage firearm safety and the safe storage of firearms.

5. DON’T LIE FOR THE OTHER GUY

Don’t Lie for the Other Guy is a national campaign launched by the NSSF in 2000, in partnership with the ATF, to help prevent prohibited persons from obtaining firearms through illegal “straw purchases.” Don’t Lie for the Other Guy assists firearms retailers to identify and deter straw purchases and to raise public awareness that straw purchasing is a serious crime.

6. SUICIDE PREVENTION

The NSSF works with the Veterans Administration, the State of Utah, and mental health agencies to help educate firearm owners and the public on how to keep firearms out of reach of those who, during a period of despair, might do themselves harm. We join the NSSF in supporting the American Foundation for Suicide Prevention’s Project 2025, an initiative to reduce the annual suicide rate by 20 percent by 2025.

7. OPERATION SECURE STORE

Operation Secure Store is a cooperative initiative between the NSSF and the ATF to provide rewards for information leading to the successful arrest of criminals responsible for stealing firearms from an FFL. Additionally, the NSSF is helping educate FFL holders on steps they can take to reduce the chance firearms will be stolen from them. We join the NSSF in supporting passage of the Federal Firearms Licensee Protection Act of 2017 to strengthen criminal penalties for theft of firearms from an FFL holder and to impose mandatory minimum sentences to help deter criminals and help prevent firearms from falling into the wrong hands.

8. FIREARM SAFETY LITERATURE AND VIDEOS

Our sponsorships provide support for NSSF’s firearms safety literature and videos, which include Firearms Responsibility in the Home, Firearms Safety Depends on You, and Firearms Safety in Vehicles.

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